As filed with the Securities and Exchange Commission on February 13, 2014 Registration No. ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________________

B.O.S BETTER ONLINE SOLUTIONS LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 Freiman Street
Rishon LeZion, 75100, Israel
 (+972) 3-954-1000
(Address and Telephone Number of Registrant's principal executive offices)

 B.O.S Better Online Solutions Ltd.
c/o Ruby-tech, Inc.
147-20 184th St.,
Jamaica NY 11413, USA.
508-655-2312
(Name, address and telephone number of agent for service)
___________________________

Copies To:
Brian Brodrick, Esq. Phillips Nizer LLP 666 Fifth Avenue New York, New York 10103 (212) 841-0700	Shlomo Landress, Adv. Amit, Pollak, Matalon & Co. NITSBA Tower, 17 Yitzhak Sadeh Street Tel Aviv 67775, Israel 972-3-568-9000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)(3)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares, nominal value NIS 80.00 per share	317,460	6.685	(4)	2,122,220	$273.34
Total	317,460	6.685		2,122,220	$273.34

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also includes additional ordinary shares issuable upon stock splits, stock dividends or similar transactions.

(2)	Represents ordinary shares that may be sold from time to time pursuant to this registration statement by the selling shareholder named herein.
(3)
Includes ordinary shares which may be issued under a Standby Equity Distribution Agreement, dated as of February 3, 2014, between the Registrant and YA Global Master SPV Ltd., having an aggregate value of approximately $2,000,000, based on an assumed price per share of $6.3. This price per share was calculated as the closing price on February 11, 2014, less a discount of 5% to which YA Global Master SPV Ltd. is entitled under the Agreement.

(4)
Estimated, solely for purposes of calculating the registration fee for the secondary offering, based upon the average of the high and low prices of the ordinary shares of the registrant on the Nasdaq Capital Market as of February 11, 2014 pursuant to Rule 457(c) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus
subject to completion, dated February 13, 2014

317,460 Ordinary Shares Offered by a Selling Shareholder

B.O.S BETTER ONLINE SOLUTIONS LTD.
_____________________________________

This prospectus relates to the resale of up to 317,460 ordinary shares by YA Global Master SPV Ltd. (“YA Global”), the selling shareholder.  We may from time to time issue up to $2,000,000 of ordinary shares to YA Global at 95% of the market price at the time of such issuance, determined in accordance with the terms of a Standby Equity Distribution Agreement, or SEDA, dated as of February 3, 2014. In the event that the number of ordinary shares that we have registered for sale by YA Global results in proceeds to us of less than $2,000,000, we will need to file one or more additional registration statements covering additional shares to make up the shortfall before we can sell such additional shares to YA Global under the SEDA. The closing market price of our ordinary shares as of February 11, 2014 was $6.63. Assuming this is the price per share used as a basis for the calculations for all draw downs under the SEDA, we would be able to sell the full 317,460 ordinary shares to YA Global, and receive gross proceeds of approximately $ 2,000,000.

As of February 11, 2014, the aggregate market value of our outstanding ordinary shares held by non-affiliates is $ 9,139,106, based  on 1,298,215 outstanding ordinary shares, of which 1,159,785 are held by non-affiliates, and a per share price of $7.88, based on the closing sale price of our ordinary shares on January 22, 2014.  Excluding the shares to be sold in this transaction, we have offered an aggregate of $600,000 of our ordinary shares pursuant to General Instruction I.B.5. of Form F-3 during the prior 12 calendar month period that ends on and includes the date of this prospectus.

  The selling shareholder may sell the ordinary shares, from time to time, in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions.  For additional information on the methods of sale that may be used by the selling shareholder, see the section titled “Plan of Distribution” beginning on page 23.

  We will not receive any of the proceeds from the sale of the ordinary shares offered by the selling shareholder. However, we will receive proceeds from YA Global from the initial sale of the shares that are sold to YA Global, the selling shareholder, under the SEDA.

  Our ordinary shares are traded on the NASDAQ Capital Market under the symbol “BOSC”.  On February 11, 2014, the last reported sale price of our ordinary shares on the NASDAQ Capital Market was $6.63 per share. You are urged to obtain current market quotations for the ordinary shares.

  You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Incorporation of Certain Documents by Reference" before you decide to invest in our ordinary shares.

INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING OUR ORDINARY SHARES.

YA Global has informed us it is an “underwriter” within the meaning of the Securities Act of 1933, as amended, or Securities Act. To the best of our knowledge, no other underwriter or person has been engaged to facilitate the sale of ordinary shares in this offering.  The Securities and Exchange Commission, or Commission, may take the view that, under certain circumstances, any broker-dealers or agents that participate with the selling shareholders in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.

_____________________________________

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this registration statement.  Any representation to the contrary is a criminal offense.
_____________________________________
The date of this prospectus is _______, 2014

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, the selling shareholder referred to in this prospectus may sell up to 317,460 ordinary shares, from time to time, in one or more offerings in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the registration statement and its exhibits for further information about us and our ordinary shares. Copies of the registration statement and its exhibits are on file with the SEC. Statements contained in this prospectus concerning the documents we have filed with the SEC are not intended to be comprehensive, and in each instance we refer you to a copy of the actual document filed as an exhibit to the registration statement or otherwise filed with the SEC.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling shareholder is offering to sell, and seeking offers to buy our ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of ordinary shares.

Unless the context otherwise requires, all references in this prospectus to “BOS,” “we,” “our,” “our company,” “us” and the “Company” refer to B.O.S Better Online Solutions Ltd. and its consolidated subsidiaries.

All references in this prospectus to “ordinary shares” refer to our ordinary shares, nominal value NIS 80.00 per share.

All references in this prospectus to “dollars” or “$” are to United States Dollars.

All references in this prospectus to “shekels” or “NIS” are to New Israeli Shekels.

The Company

We were incorporated in Israel in 1990 and are subject to the Israeli Companies Law. Our executive offices, shipping and service operations are located in Israel. Our address in Israel is 20 Freiman Street, Rishon LeZion, 75100, Israel.

Our address in the United States is B.O.S Better Online Solutions Ltd. c/o Ruby-tech, Inc. 147-20 184th St., Jamaica NY 11413, USA, telephone 508-655-2312

Our telephone number is 972-3-954-2000 and our website address is www.boscom.com. Our subsidiaries’ websites are: Odem - www.odem.co.il; and Dimex – www.dimex.co.il. The information contained on, or linked from, our websites is not a part of this prospectus.

We operate our business through two divisions:

•
Supply Chain Solutions – conducted through our wholly owned subsidiary, Odem. Our Supply Chain Solutions business offers a wide range of electronic components to customers in the aviation, aerospace and high technology industry that prefer to consolidate their component acquisitions through a supplier that is able to provide a comprehensive solution to their components-supply needs.

•
RFID and Mobile Solutions – conducted through our wholly owned subsidiary, Dimex. Our RFID and Mobile Solutions offerings form a comprehensive turn-key solution for Automatic Identification and Data Collection, combining mobile infrastructure of manufacturers that we represent, middleware software and a software application.

Recent Developments

For the three and nine months ended September 30, 2013, the Company had revenues of $6.3 million and $18.8 million, respectively, and net income (loss) of $219 thousand and ($43 thousand), respectively.

THE OFFERING

General

This prospectus relates to the resale of up to 317,460 ordinary shares by YA Global that may be issued to it under the SEDA, which is discussed below.

The selling shareholder may sell the ordinary shares, from time to time, in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions.  For additional information on the methods of sale that may be used by the selling shareholder, see the section titled “Plan of Distribution” beginning on page 21.

We will not receive any of the proceeds from the sale of the ordinary shares offered by the selling shareholder. However, we will receive proceeds from YA Global from the initial sale of the shares that are sold to YA Global, the selling shareholder, under the SEDA.

BOS is filing the registration statement of which this prospectus is a part at this time to fulfill its contractual obligations to do so.  Registration of the ordinary shares does not necessarily mean that all or any portion of such ordinary shares will be offered for sale by the selling shareholder.

Standby Equity Distribution Agreement

On February 3, 2014, we entered into a Standby Equity Distribution Agreement, or SEDA, with YA Global under which we have the opportunity, for a three-year period beginning on the date on which the Commission first declares effective a registration statement registering the resale of our ordinary shares by YA Global, to sell our ordinary shares to YA Global for a total purchase price of up to $2,000,000, at our sole discretion.  We are registering for resale by YA Global 317,460 ordinary shares that we may sell to it under the SEDA. In the event that the number of ordinary shares that we have registered for sale by YA Global results in proceeds to us of less than $2,000,000, we will need to file one or more additional registration statements covering additional shares to make up the shortfall, before we can sell such additional shares to YA Global under the SEDA.  The closing market price of our ordinary shares as of February 11, 2014 was $6.63.  Assuming this is the price per share used as a basis for the calculations for all draw downs under the SEDA, we would be able to sell the full 317,460ordinary shares to YA Global, and receive gross proceeds of approximately $2,000,000.

For each ordinary share purchased under the SEDA, YA Global will pay 95% of the lowest daily VWAP (as defined below) of the ordinary shares during the five consecutive trading days following the date of an advance notice from us (provided such VWAP is greater than or equal to 90% of the last closing price of the ordinary shares at the time of delivery of the advance notice, or the Minimum Acceptable Price -“MAP”). "VWAP" means, as of any date, the daily dollar volume-weighted average price for such security as reported by Bloomberg, LP.

Once presented with an advance notice, YA Global is required to purchase the number of shares specified in the advance notice (subject to complying with the conditions set forth in the SEDA). Each such notice may be for an amount of ordinary shares not to exceed $500,000.

If the VWAP in any of the five consecutive trading days is below the MAP (as defined above), then that day shall be excluded from the five day pricing period, and the amount of the advance notice shall automatically be reduced by 20% for each such trading day. If the VWAP in all five trading days in below the MAP, then the Company may not be able to sell any ordinary shares pursuant to the advance notice.  For example, assuming that the last closing price of the shares was $7.00 at the time of the delivery of an advance notice for $500,000, the MAP would be $6.3 per share.  If the VWAP during the five day pricing period was $6.65, $6.70, $6.20, $6.55 and $6.50, the dollar amount of the shares that YA Global would be required to purchase would be $400,000.

In accordance with applicable Commission guidelines, the dollar amount of the ordinary shares that we may sell to YA Global under the SEDA was less than one-third of our public float at the time of the execution of the SEDA.  In the event that the number of ordinary shares that we have registered for sale by YA Global under the registration statement of which this prospectus forms a part results in proceeds to us of less than $2,000,000, we will need to file one or more additional registration statements covering additional shares to make up the shortfall that are declared effective by the Commission before we can sell such additional shares to YA Global under the SEDA.

As of February 11, 2014, the aggregate market value of our outstanding ordinary shares held by non-affiliates was $ 9,139,106, based on 1,298,215 outstanding ordinary shares, of which 1,159,785 are held by non-affiliates, and a per share price of $7.88, based on the closing sale price of our ordinary shares on January 22, 2014.

There is no arrangement for funds to be received in an escrow, trust or similar arrangement. In connection with any advance notice, if any portion of an advance would cause the beneficial ownership of our then outstanding ordinary shares by YA Global to exceed 9.99% or to exceed the aggregate offering price or number of ordinary shares available for issuance pursuant to this prospectus, then such portion shall automatically be deemed to be withdrawn by us with no further action required by us.

We have paid to YA Global a commitment fee of 13,711 ordinary shares. We may terminate the SEDA at any time upon prior notice to YA Global, as long as there are no advances outstanding and we have paid to YA Global all amounts then due. A copy of the SEDA is attached as Exhibit 99.2 to our Current Report on Form 6-K as filed with the Commission on February 6, 2014, which is incorporated by reference into the registration statement of which this prospectus forms a part.

Previously, in June 18, 2013,we entered into a SEDA with YA Global, pursuant to which we were provided an equity line of up to $600,000. We have filed a registration statement in respect of the shares issuable in connection with this June SEDA, which was declared effective on November 22, 2013. To date, we have sold to YA Global a total of 67,509 ordinary shares, for which we received aggregate proceeds of $450,000. We still have $150,000 available for draw down pursuant to the June SEDA.

On February 3, 2014, we entered into a Note Purchase Agreement, or the NPA, with YA Global under which YA Global has provided us with a one year bridge loan in the amount of $500,000. The bridge loan is repayable in nine equal monthly installments commencing three months after the receipt of the loan.

RISK FACTORS

You should carefully consider the risks described below and all the information contained or incorporated by reference into this prospectus before making an investment decision regarding our ordinary shares. The risks described below are not the only risks facing our company. Additional risks and uncertainties that we are not aware of or that we currently believe are immaterial may also adversely affect our business, financial condition, results of operation and liquidity. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

Risks relating to our financial results and capital structure:

We require a significant amount of cash to satisfy our debt obligations. If we fail to generate sufficient cash flow from operations, we may need to renegotiate or refinance our debt, obtain additional financing, postpone capital expenditures or sell assets.

As of June 30, 2013, we had $810,000 in long-term debt to Dimex Systems Ltd. (includes current maturities of $132,000 and $1.45 million in long-term bank loans (includes current maturities of $457,000. In addition, at June 30, 2013, we had $5.9 million of short term bank loans drawn under a revolving credit facility. On February 6, 2014, we received a $500,000 one year bridge loan from YA Global, which is repayable in nine equal monthly installments commencing three months after the receipt of the loan. We depend mainly on cash generated by continuing operating activities to make payments on our debt. We cannot assure that we will generate sufficient cash flow from operations to make the scheduled payments on our debt. Our ability to meet our debt obligations will depend on whether we can successfully implement our business strategy, as well as on economic, financial, competitive and technical factors (See “Item 5B. Liquidity and Capital Resources” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus).

Some of the factors are beyond our control, such as economic conditions in the markets where we operate or intend to operate, changes in our customers’ demand for products that we sell, and pressure from existing and new competitors. Also, because part of our loans bear interest at floating rates, we are susceptible to an increase in interest rates (See “Item 11. Quantitative and Qualitative Disclosures about Market Risk” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus).

If we cannot generate sufficient cash flow from operations to make scheduled payments on our debt obligations, we may need to renegotiate the terms of our debt, refinance our debt, obtain additional financing, delay planned capital expenditures or sell assets.

While the Company’s management believes that its cash resources are sufficient to meet its operating needs for at least the next 12 months, there can be no assurance of this. As of December 31, 2013, the Company was not in compliance with Bank HaPoalim's covenants. The Company has filed a request to Bank Ha'Poalim for a waiver and the C|ompany expects that it will receive such a waiver for the year 2013 under certain conditions, including compliance by the Company with its covenants for the year 2014.

If our lenders decline to renegotiate the terms of our debt in these circumstances, the lenders could declare all amounts borrowed and all amounts due to them under the agreements due and payable.

We have had a history of losses and our future levels of sales and ability to achieve profitability are unpredictable.

As of June 30, 2013, we had an accumulated deficit of $71 million. In 2012, we had a net loss of $549,000 and in the first half of 2013 we had a net loss of $262,000. Our ability to maintain and improve future levels of sales and achieve profitability depends on many factors, which include:

•	delivering products in a timely manner;
•	successfully implementing our business strategy;
•	increased demand for existing products; and
•	controlling costs.

There can be no assurance that we will be able to meet our challenges and to achieve profitability in the future or that the level of historic sales will continue in the future or that our net losses will not increase in the future. In the event we are unable to achieve our business plan, Company’s management has a cost reduction plan for further reduction in our workforce and salaries, which in turn could impair our ability to maintain and improve future levels of sales.

We may be unable to maintain our gross profit margins.

Our sales and profitability may vary in any given year, and from quarter to quarter. In order to increase sales or to enter into new markets with new products or due to competition we may find it necessary to decrease prices in order to be competitive. Additionally, our gross profit margin tends to fluctuate mainly due to variety and mix of products. We may not be able to maintain current gross profit margins in the future, which would have a material adverse effect on our business.

We depend on two banks which provide our short and long term loans.

We rely on Bank Leumi le-Israel Ltd. (“Bank Leumi”) and on Bank Ha'Poalim, to provide credit facilities to our subsidiaries. As of June 30, 2013, we had $5.9 million drawn under a Bank Leumi short term revolving credit facility. In addition, as of June 30, 2013,we had $415,000 current maturities of long term loans and $946,000 of long terms bank loans with Bank Ha'Poalim. The Bank Ha'Poalim loans contain several covenants that require the Company's Israeli subsidiaries to maintain certain financial ratios and levels of profitability. As of December 31, 2013 the Company was not in compliance with Bank Ha'Poalim’s covenants. The Company has filed a request to Bank Ha'Poalim for a waiver and the Company expects that it will receive such a waiver for the year 2013 under certain conditions, including compliance by the Company with its covenants for the year 2014.

Our assets are subject to security interests in favor of our bank lenders. Our failure to repay the bank loans, if required, could result in legal action against us, which could require the sale of all of our assets.

The repayment of our debt to Bank Leumi is secured by a first priority floating charge on all of our Company’s assets, present and future as they may be changing from time to time, and by a first priority fixed charge on all of the Company’s issued and unpaid-for share capital, its goodwill and its shares of our Israeli subsidiaries, BOS - Dimex Ltd. (“Dimex”) and BOS - Odem Ltd. (“Odem”). In addition, the Company and its Israeli subsidiaries entered into a series of intercompany guarantees in favor of Bank Leumi.

The repayment of the Company's debt to Bank HaPoalim is secured by long term bank deposits in the amount of $466,000.

If we are unable to repay the bank loans when due, our bank lender could foreclose on our assets in order to recover the amounts due. Any such action would require us to curtail or cease operations (See “Item 5B. Liquidity and Capital Resources” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus).

Our debt obligations may hinder our growth and put us at a competitive disadvantage.

Our debt obligations require us to use a substantial portion of our operating cash flow to repay the principal and interest on our loans. This reduces funds available to grow and expand our business, limits our ability to pursue business opportunities and makes us more vulnerable to economic and industry downturns. The existence of debt obligations and covenants also limits our ability to obtain additional financing on favorable terms.

Due to restrictions in our loan agreements, we may not be able to operate our business as we desire.

Our loan agreements contain a number of conditions and limitations on the way in which we can operate our business, including limitations on our ability to raise debt, sell or acquire assets and pay dividends. Our loan agreements also contain various covenants, which require that we maintain certain financial ratios related to shareholder's equity, operating results and certain levels of profitability. These limitations and covenants may force us to pursue less than optimal business strategies or forgo business arrangements which could have been financially advantageous to our shareholders and us. Our failure to comply with the covenants and restrictions contained in our loan agreements could lead to a default under the terms of these agreements (See “Item 5B. Liquidity and Capital Resources” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus).

Risks related to our business:

We depend on key personnel for the success of our business.

Our success depends, to a significant extent, on the continued active participation of our executive officers and other key personnel. In addition, there is significant competition for employees with technical expertise in our industry.

In order to succeed we would need to be able to:

•	retain the executive officers and key technical personnel who have been involved in the development of our two divisions;
•	attract and retain additional qualified personnel to provide technological depth and support to enhance existing products and develop new products; and
•	attract and retain highly skilled computer operating, marketing and financial personnel.

We cannot make assurances that we will be successful in attracting, integrating, motivating and retaining key personnel. If we are unable to retain our key personnel and attract additional qualified personnel as and when needed, our business may be adversely affected.

We may be unable to effectively manage our growth and expansion, and as a result, our business results may be adversely affected.

Our goal is to grow over the next few years. The management of our growth, if any, will require the continued expansion of our operational and financial control systems, as well as a significant increase in our financial resources and in our delivery and service capabilities. These factors could place a significant strain on our resources.

Our growth increases the complexity of our operations, places significant demands on our management and our operational, financial and marketing resources and involves a number of challenges, including:

•	managing geographically dispersed operations;
•	retaining and motivating key personnel of the acquired businesses;
•	assimilating different corporate cultures;
•	preserving the business relationships with existing key customers and suppliers;
•	maintaining uniform standards, controls, procedures and policies; and
•	introducing joint products and service offerings.

In recent years, the Company has made several acquisitions, such as the acquisition of Dimex Systems’ business in March 2008, and the acquisition of BOS Supply Chain Solutions (Summit) Inc. ("Summit"), a New Jersey based company, in October 2007 (Summit filed for Chapter 7 bankruptcy relief on November 23, 2010). There can be no assurance that we will be able to successfully integrate and manage future acquisitions, if they further occur, in order to maintain and grow the combined business and maximize the potential synergies.

Further, once integrated, acquisitions may not achieve comparable levels of revenues, profitability or productivity as were prior to the acquisitions or otherwise perform as expected. The occurrence of any of these events could harm our business, financial condition or results of operations.

Our inability to meet our delivery commitments in a timely manner (as a result of unexpected increases in orders, for example) could result in losses of sales, exposure to contractual penalties, costs or expenses, as well as damage to our reputation in the marketplace.

Our inability to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We have been unsuccessful in growing our RFID based business

To date, we were unable to sufficiently expand our RFID based business, and the contribution of our RFID based solutions to our revenues remains relatively small. There can be no assurance that we will be successful in expanding our RFID product offerings and RFID related revenues in the future, and this may have a material adverse effect on our growth prospects.

We do not have collateral or credit insurance for all of our customers’ debt, and our allowance for bad debts may increase.

Our customers’ debt is derived from sales to customers located primarily in Israel, the Far East and Europe. The Company does not generally require collateral; however most of the Company's debt of customers outside of Israel is insured against customer nonpayment through the Israeli Credit Insurance Company Ltd. or through letters of credit.

The balance of allowance for bad debt as of June 30, 2013 amounted to $133,000, which was determined by the Company’s management to be sufficient. In face of a global economic slowdown or if a local or global recession reoccurs, we may be required to record additional and significant allowances for bad debts.

Certain customers of our Supply Chain Solutions division may cancel purchase orders they placed before the delivery.

Supply chain programs for the sale of electronic components, including the programs offered by our Supply Chain Solutions division, are designed to accommodate the preference of customers to work with a limited number of suppliers that are able to provide a wide range of electronic components under one order. In the event we are not able to provide all of the components required by a customer, they could elect to terminate the entire order before its delivery. In addition, certain of our individual product orders provide a right of termination prior to delivery.

In the event substantial orders are so cancelled, there is no assurance that we will be able to sell the pre-purchased inventory at a profit, or at all. This could result in excess and obsolete inventory and could have a material adverse effect on our results of operations.

The electronic components provided by our Supply Chain Solutions division need to meet certain industry standards and for some customers we need to be the manufacturers’ authorized distributors.

The main business of our Supply Chain Solutions division is the provision of electronic components to the aerospace and defense industry. These components need to be in compliance with Aviation Standard number 9120, which was adopted by the International Aerospace Quality Group. Non compliance with these standards could limit our sales.

In addition, in face of an increased number of refurbished or non-original components offered in the marketplace, certain customers have begun to insist on purchasing components only directly from authorized distributors of the manufacturers. This could impair our ability to sell components of manufacturers for which we do not serve as authorized dealers and have a substantial adverse effect on our business.

The Supply Chain Solutions division engages in a number of business activities governed by U.S. Government Laws and Regulations, which if violated, could subject the Company to civil or criminal fines and penalties.

The Supply Chain Solutions division engages in a number of business activities governed by U.S. Government procurement laws and regulations which change frequently, including regulations relating to import-export control and technology transfer restrictions. In addition, the U.S. Foreign Corrupt Practices Act, or the FCPA, and similar anti-corruption laws in other jurisdictions, include anti-bribery provisions. If we or our sales representatives fail to comply with these laws and regulations, we could be subject to administrative, civil, or criminal liabilities that could have a material adverse effect on our business and results of operations. We may not always be protected in cases of violation of the FCPA or other anti-corruption laws by our employees or third-parties acting on our behalf. A violation of anti-corruption laws by our employees or third-parties during the performance of their obligations for us may have a material adverse effect on our reputation operating results and financial condition.

We rely on certain key suppliers.

Most of our sales rely on products of certain key suppliers, which we represent. 28% of our Supply Chain Solutions division purchases in the first nine months of 2013 were sourced from five key suppliers and 51% of our RFID and Mobile Solutions division purchases in the first nine months of 2013 were sourced from another five key suppliers. In the year 2012, 14% of our Supply Chain Solutions division purchases were sourced from five key suppliers and 52% of our RFID and Mobile Solutions purchases were sourced from five key suppliers.

In the event that any of our key suppliers becomes unable to fulfill our requirements in a timely manner or if we cease our business relationship with these suppliers, we may experience an interruption in delivery and a decrease in our business until an alternative source of supply can be obtained.

Future changes in industry standards may have an adverse effect on our business.

New industry standards in the aviation and defense industry could cause a portion of our Supply Chain Solutions division’s inventory to become obsolete and unmarketable which would adversely affect our results of operations.

If revenue levels for any quarter fall below our expectations, our results of operations will be adversely affected.

Our revenues in any quarter are substantially dependent on orders received and delivered in that quarter. We base our decisions regarding our operating expenses on anticipated revenue trends, and our expenses levels are relatively fixed, or require some time for adjustment. As a result, revenue levels below our expectations will adversely affect our results of operations.

The rate of inflation in Israel may negatively impact our costs if it exceeds the rate of devaluation of the NIS against the U.S. dollar. Similarly, the U.S. dollar cost of our operations in Israel will increase to the extent increases in the rate of inflation in Israel are not offset by a devaluation of the NIS in relation to the U.S. dollar.

A substantial amount of our revenues is denominated in U.S. dollars (“U.S. dollars” or “dollars") or is U.S. dollar-linked, but we incur a significant portion of our expenses, principally salaries and related personnel expenses in Israel and rent for our facilities in Israel, in NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the U.S. dollar or that the timing of this devaluation lags behind inflation in Israel. In that event, the U.S. dollar cost of our operations in Israel will increase and our U.S. dollar-measured results of operations will be adversely affected.

Similarly, we are exposed to the risk that the NIS, after adjustment for inflation in Israel, will appreciate in relation to the U.S. dollar. In that event, the dollar-measured cost of our operations in Israel will increase and our dollar-measured results of operations will be adversely affected. In 2013 and 2012, the NIS appreciated by approximately 7.0% and 2.3% respectively, against the U.S. dollar and in 2011 the NIS devaluated by approximately 7.7% against the U.S. dollar. In 2011, 2012 and 2013, the annual inflation rate in Israel was approximately 2.17% ,1.63% and 1.82%, respectively, and therefore the U.S. dollar cost of our Israeli operations increased in 2013 and 2012 and decreased in 2011. We cannot predict whether in the future the NIS will appreciate against the U.S. dollar or vice versa. Any increase in the rate of inflation in Israel, unless the increase is offset on a timely basis by a devaluation of the NIS in relation to the U.S. dollar, will increase our labor and other costs, which will increase the U.S. dollar cost of our operations in Israel and harm our results of operations (see “Item 5A. Results of Operation - Impact of Inflation and Currency Fluctuations in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus.”)

If we are unsuccessful in introducing new products, we may be unable to expand our business.

The market for some of the products we market is characterized by rapidly changing technology and evolving industry standards. The introduction of products embodying new technology and the emergence of new industry standards can render existing products obsolete and unmarketable and can exert price pressures on existing products.

Our ability to anticipate changes in technology and industry standards and successfully develop and introduce new and enhanced products as well as additional applications for existing products, in each case on a timely basis, will be critical in our ability to grow and remain competitive. Although these products are related to, and even incorporate our existing products, there can be no assurance that we will be able to successfully develop and market any such new products. If we are unable, for technological or other reasons, to develop products that are competitive in technology and price and responsive to customer needs, our business will be materially adversely affected.

Our Supply Chain division has significant sales worldwide and could encounter problems if conditions change in the places where we market products.

We have sold and intend to continue to sell products in Europe and the Far East. A number of risks are inherent in engaging in international transactions, including:

•	possible problems in collecting receivables;
•	imposition of governmental controls, or export license requirements;
•	political and economic instability in foreign companies;
•	trade restrictions or changes in tariffs being imposed; and
•	laws and legal issues concerning foreign countries.

If we should encounter such difficulties in conducting our international operations, it may adversely affect our business condition and results of operations.

Unfavorable global economic conditions could have a material adverse effect on our business, operating results and financial condition

The financial and economic downturn in the United States and in European countries may cause revenues of our customers to decrease. This may result in reductions in sales of products and services in some markets, longer sales cycles, slower adoption of new technologies and increased price competition. In addition, weakness in the end-user market could negatively affect the cash flow of our customers who could, in turn, delay paying their obligations to us. This could increase our credit risk exposure and cause delays in our recognition of revenues on future sales to these customers. If global economic and market conditions do not improve, or weaken further, it may have a material adverse effect on our business, operating results and financial condition.

We may be obligated to indemnify our directors and officers.

The Company has agreements with its directors and senior officers which provide, subject to Israeli law, indemnification by the Company of directors and senior officers for: (a) monetary liability imposed upon them in favor of a third party by a judgment, including a settlement or an arbitral award confirmed by the court, as a result of an act or omission of such person in its capacity as a director or officer of the Company, (b) reasonable litigation expenses, including attorney’s fees, incurred by them pursuant to an investigation or a proceeding commenced against them by a competent authority if it was terminated without an indictment and without having a monetary charge imposed on them in exchange for a criminal procedure (as such terms are defined in the Israeli Companies Law 1999 – 5759 (the “Israeli Companies Law”)), or that was terminated without an indictment but with a monetary charge imposed on them in exchange for a criminal procedure in a crime that does not require proof of criminal intent, or in connection with a financial sanction, as a result of an act or omission of such person in its capacity as a director or officer of the Company, (c) reasonable litigation expenses, including attorney’s fees, incurred by such a director or officer or imposed on him by a court, in a proceeding brought against him by or on behalf of the Company or by a third party, or in a criminal action in which he was acquitted, or in a criminal action which does not require criminal intent in which he was convicted, in each case relating to acts or omissions of such person in its capacity as a director or officer of the Company, (d) expenses, including reasonable litigation expenses and legal fees, incurred by such a director or officer as a result of a proceeding instituted against him in relation to (A) infringements that may result in imposition of financial sanction pursuant to the provisions of Chapter H'3 under the Israeli Securities Law or (B) administrative infringements pursuant to the provisions of Chapter H'4 under the Israeli Securities Law or (C) infringements pursuant to the provisions of Chapter I'1 under the Israeli Securities Law; and (e) payments to an injured party of infringement under Section 52ND(a)(1)(a) of the Israeli Securities Law. Payment pursuant to such indemnification may materially adversely affect our financial condition.

The measures we take in order to protect our intellectual property may not be effective or sufficient.

 Our success is dependent upon our proprietary rights and technology. We currently rely on a combination of trade secrets, copyright and trademark law, together with non-disclosure and invention assignment agreements, to establish and protect the proprietary rights and technology used in part of the products. We generally enter into confidentiality agreements with our employees, consultants, customers and potential customers and limit the access to and the distribution of our proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, or to develop similar technology independently. We do not believe that our products and proprietary rights infringe upon the proprietary rights of others. However, there can be no assurance that any other party will not argue otherwise. The cost of responding and adequately protecting ourselves against any such assertion may be material, whether or not the assertion is valid. Further, the laws of certain countries in which we sell our products do not protect our intellectual property rights to the same extent as do the laws of the United States. Substantial unauthorized use of our products could have a material adverse effect on our business. We cannot make assurances that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Additionally, there are risks that arise from the use of intranet networks and the Internet. Although we utilize firewalls and protection software, we cannot be sure that our proprietary information is secured against penetration. Such penetration, if occurs, could have an adverse effect on our business.

There can be no assurance that we will not be classified as a passive foreign investment company (a “PFIC”).

Based upon our current and projected income, assets and activities, we do not believe that at this time BOS is a passive foreign investment company for U.S. federal income tax purposes, but there can be no assurance that we will not be classified as such in the future. Such classification may have grave tax consequences for U.S. shareholders. One method of avoiding such tax consequences is by making a “qualified electing fund” election for the first taxable year in which the Company is a PFIC. However, such an election is conditioned upon our furnishing U.S. shareholders annually with certain tax information. We do not presently prepare or provide such information, and such information may not be available to U.S. shareholders if we are subsequently determined to be a PFIC. You are advised to consult with your own tax advisor regarding the particular tax consequences related to the ownership and disposition of our ordinary shares under your own particular factual circumstances.

A decline in the value of our market capitalization could require us to write-down the value of our goodwill, which could have a material adverse effect on our results of operations.

Our balance sheet contains a significant amount of goodwill and other amortizable intangible assets in long-term assets, totaling about $4.5 million at December 31, 2012 and $4.4 million at June 30, 2013. We review goodwill annually for impairment, or more frequently when indications for potential impairment exist. We review other amortizable intangible assets for impairment when indicators for impairment exist. The volatility of our share price can cause significant changes to our market capitalization. If the value of our market capitalization falls below the value of our Shareholders’ equity, it might indicate that impairment is required. An impairment of goodwill may be required if the carrying amount of a reporting unit exceeds its fair value.

If our market capitalization experiences a significant decline and is below the value of our Shareholders' equity, or if any other quantitative or qualitative indication of impairment of goodwill arises in the future, we may be required to record impairment charges for our goodwill. Any such write-downs, if required, could result in a significant non-economic expense on our income statement, which could have a material adverse effect on our results of operations.

There are substantial risks associated with the SEDA, which could contribute to the decline of our share price and have a dilutive impact on our existing shareholders.

The sale of our ordinary shares to YA Global pursuant to the SEDA will have a dilutive impact on our shareholders. YA Global may resell some, if not all, of the shares we issue to it under the SEDA and such sales could cause the market price of our ordinary shares to decline significantly. To the extent of any such decline, any subsequent advances would require us to issue a greater number of ordinary shares to YA Global in exchange for each dollar of the advance. Under these circumstances, our existing shareholders would experience greater dilution. Although YA Global is precluded from short sales, the sale of our ordinary shares under the SEDA could encourage short sales by third parties, which could contribute to the further decline of our share price. The closing market price of our ordinary shares as of February 11, 2014 was $6.63. Assuming this is the price per share used as a basis for the calculations for all draw downs under the SEDA, we would be able to sell the full 317,460 ordinary shares to YA Global, and receive gross proceeds of approximately $ 2,000,000. Such amount of shares would comprise 19.6% of our issued and outstanding share capital (post sale).

Risks related to our ordinary shares:

Our share price has been and may continue to be volatile, which could result in substantial losses for individual shareholders.

The market price of our ordinary shares has been and may continue to be highly volatile and subject to wide fluctuations. From January 2012 through December 2013, the daily closing price of our ordinary shares in NASDAQ has ranged from $2.63 to $8.4 per share. We believe that these fluctuations have been in response to a number of factors including the following, some of which are beyond our control:

•	variations between actual results and projections;
•	the limited trading volume in our stock;
•	changes in our bank debts;
•	Nasdaq Capital Market Listing Standards non-compliance notices; and
•	the 1-for 4 reverse stock split that we completed on December 14, 2012.

In addition, the stock market in general, and stocks of technology companies in particular, have from time to time experienced extreme price and volume fluctuations. This volatility is often unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our ordinary shares, regardless of our actual operating performance.

The Company’s shares may be delisted from the NASDAQ Capital Market if it does not meet NASDAQ’s continued listing requirements.

Over the years, the Company has received several notices from the NASDAQ Stock Market advising it of non-compliance of its shares for continued listing on this market.

On January 17, 2012, the Company received a notice from the Listing Qualifications Department of Nasdaq advising us that the Company has failed to comply with Nasdaq’s requirement that listed securities maintain a minimum bid price of $1.00 per share as set forth in Nasdaq Listing Rules.

On July 19, 2012, the Company requested a hearing with the Nasdaq Hearings Panel, and a hearing was held on August 30, 2012. The Panel determined that the continued listing of the Company’s securities on Nasdaq was contingent on the Company effecting a reverse stock split in the ratio of 1 for 4 by not later than December 15, 2012, which it did.

On January 2, 2013, the Company received a notice from the NASDAQ Office of General Counsel-Hearings, advising that the Company has regained compliance with the applicable minimum bid price rule and is in compliance with all other applicable requirements for listing on The NASDAQ Capital Market.

 There can be no assurance that the Company will continue to qualify for listing on the Nasdaq Capital Market. If the Company’s ordinary shares are delisted from the Nasdaq Capital Market, trading in its ordinary shares could be conducted on the over-the-counter market. In addition, if the Company’s ordinary shares were delisted from the Nasdaq Capital Market, it would be subject to the so-called penny stock rules that impose restrictive sales practice requirements on broker-dealers who sell those securities. Consequently, de-listing, if it occurred, could affect the ability of the shareholders to sell their ordinary shares in the secondary market. The restrictions applicable to shares that are de-listed, as well as the lack of liquidity for shares that are traded on an electronic bulletin board, may adversely affect the market price of such shares.

Risks related to our location in Israel:

Political, economic, and security conditions in Israel affect our operations and may limit our ability to produce and sell products or provide our services.

We are incorporated under the laws of the State of Israel, where we also maintain our headquarters and our principal research and development and sales and marketing facilities.

Since its establishment in 1948, Israel has been involved in a number of armed conflicts with its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has continued into 2013. In recent years, there was an escalation in violence among Israel, Hamas, the Palestinian Authority and other groups. Also, since 2011, riots and uprisings in several countries in the Middle East and neighboring regions have led to severe political instability in several neighboring states and to a decline in the regional security situation. Such instability may affect the local and global economy, could negatively affect business conditions and, therefore, could adversely affect our operations. Syria, in particular, has been engaged in a fierce civil war and there have been threats from the Syrian government that if the conflict escalates and international forces intervene, Israel may be attacked. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in areas that neighbor Israel, such as Hamas in Gaza and Hezbollah in Lebanon.

To date, these matters have not had any material effect on our business and results of operations; however, the regional security situation and worldwide perceptions of it are outside our control and there can be no assurance that these matters will not negatively affect us in the future.

Furthermore, several countries, principally those in the Middle East, as well as Malaysia and Indonesia, still restrict business with Israel and Israeli companies. Restrictive laws or policies directed towards Israel or Israeli businesses may have an adverse impact on our operations, our financial results or the expansion of our business.

A number of our key personnel in Israel have standing obligations to perform periodic reserve duty in the Israel Defense Forces and are subject to be called for active military duty at any time. If our key personnel are absent from our business for a significant period of time, we may experience disruptions in our business that could affect the development, sales or technical support of our products. As a result, we might not be able to compete in the market and our results of operations could be harmed.

The anti-takeover effects of Israeli laws may delay or deter a change of control of the Company.

Provisions of Israeli law may delay, prevent or make undesirable a merger or an acquisition of all or a significant portion of our shares or assets. Israeli corporate law regulates acquisitions of shares through tender offers and mergers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares. Furthermore, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders.

These laws may have the effect of delaying or deterring a change in control of the Company, thereby limiting the opportunity for shareholders to receive a premium for their shares and possibly affecting the price that some investors are willing to pay for the Company’s securities.

All of our directors and officers are non-U.S. residents and enforceability of civil liabilities against them is uncertain.

All of our directors and officers reside outside of the United States. Service of process upon them may be difficult to effect within the United States. Furthermore, because the majority of our assets are located in Israel, any judgment obtained in the United States against us or any of our directors and non-U.S. officers may not be collectible within the United States.

Your rights and responsibilities as our shareholder will be governed by Israeli law, which differ in some respects from the rights and responsibilities of shareholders of United States corporations.

Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in United States-based corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger and approval of related party transactions that require shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness towards the company. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

As a foreign private issuer whose shares are listed on The Nasdaq Capital Market, we may in the future elect to follow certain home country corporate governance practices instead of certain Nasdaq requirements.

We are a foreign private issuer as such term is defined under U.S. federal securities laws. As a foreign private issuer, we may elect to follow certain home country corporate governance practices instead of certain requirements of the Marketplace Rules of The Nasdaq Capital Market, or the Nasdaq Marketplace Rules. We may in the future elect to follow Israeli corporate governance practices with regard to, among other things, the composition of our board of directors, compensation of officers, director nomination procedures and quorum requirements at shareholders’ meetings. In addition, we may elect to follow Israeli corporate governance practices instead of the Nasdaq requirements to obtain shareholder approval for certain dilutive events (such as for the establishment or amendment of certain equity-based compensation plans, issuances that will result in a change of control of the company, certain transactions other than a public offering involving issuances of a 20% or more interest in the company and certain acquisitions of the stock or assets of another company). Accordingly, our shareholders may not be afforded the same protection as provided under Nasdaq’s corporate governance rules. Following our home country governance practices as opposed to the requirements that would otherwise apply to a U.S. company listed on The Nasdaq Capital Market may provide less protection than is accorded to investors of domestic issuers.

In addition, as a foreign private issuer, we are exempt from the rules and regulations under the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the Securities and Exchange Commission as frequently or as promptly as domestic companies whose securities are registered under the Exchange Act.

If we were to lose our foreign private issuer status under U.S. federal securities laws, we would incur additional expenses associated with compliance with the U.S. securities laws applicable to U.S. domestic issuers.

As a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements applicable to U.S. domestic issuers, as explained above. The regulatory and compliance costs to us under U.S. securities laws, if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer, may be significantly higher than the cost we currently incur as a foreign private issuer.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements that are intended to be, and are hereby identified as, forward looking statements for the purposes of the safe harbor provisions of the Private Securities Reform Act of 1995. These statements address, among other things: our strategy; the anticipated development of products that we sell; the results of completed acquisitions and our ability to make future acquisitions; our anticipated use of proceeds; our projected capital expenditures and liquidity; our development of additional revenue sources; our development and expansion of relationships; the market acceptance of products that we sell; and our technological advancement. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed above and elsewhere in this prospectus. You should therefore not rely on these forward-looking statements, which are applicable only as of the date hereof.

We urge you to consider that statements which use the terms “believe”, “do not believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “projections”, “forecast” and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except as required by applicable law, including the federal securities laws of the United States, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based.

Market data and forecasts used in this prospectus have been obtained from independent industry sources. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties accompanying any estimates of future market size.

CAPITALIZATION AND INDEBTEDNESS

The table below sets forth our condensed consolidated current liabilities and capitalization at June 30, 2013 on an actual basis. This table was prepared in accordance with the U.S. Generally Accepted Accounting Principles.

Consolidated Capitalization (in US thousands of dollars)

June 30, 2013 (Unaudited)

Short term debt
Secured	$6,350
Unsecured	$7,025
Total short term debt	$13,375

Long term debt
Secured	$988
Unsecured	$790
Total long term debt	$1,778

Shareholders equity
Share capital: Ordinary Shares
issued 1,154,633 ordinary shares nominal value NIS 80.00 per share	$24,297
Additional paid-in Capital	$50,055
Accumulated other comprehensive loss	$(243)
Accumulated deficit	$(71,128)
Total shareholders equity	$2,981

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling shareholder. All net proceeds from the sale of the ordinary share covered by this prospectus will go to the selling shareholder. We will, however, receive proceeds from any sale of ordinary shares to YA Global pursuant to the SEDA.  For each ordinary share purchased under the SEDA, YA Global will pay 95% of the lowest daily volume weighted average price during the five consecutive trading days after we deliver an advance notice to YA Global. Each such advance may be for an amount not to exceed $500,000.

We anticipate, and have represented to YA Global in the SEDA, that the proceeds received under the SEDA will be utilized only for working capital and other general corporate purposes. We may also use amounts received under the SEDA to repay all or a portion of the $500,000 bridge loan from YA Global, which is payable in nine equal monthly installments commencing three months after the receipt of the loan, and which bears interest at the rate of 10% per annum.

SELLING SHAREHOLDERS

This prospectus relates to the offering by the selling shareholder of up to 317,460 ordinary shares.

The following information contains a description of the selling shareholder, and its relationship to the Company and how the selling shareholder acquired (or shall acquire) the shares to be sold in this offering. Shares may also be sold through the selling shareholder's pledgees, assignees or successors-in-interest.

YA Global Master SPV LTD. (‘YA Global’): on February 3, 2014, we entered into a Standby Equity Distribution Agreement, or SEDA, with YA Global under which we have the opportunity, for a three-year period beginning on the date on which the Commission first declares effective a registration statement registering the resale of our ordinary shares by YA Global, to sell our ordinary shares to YA Global for a total purchase price of up to $2,000,000, at our sole discretion. We are registering for resale by YA Global 317,460 ordinary shares that we may sell to it under the SEDA.

For each ordinary share purchased under the SEDA, YA Global will pay 95% of the lowest daily VWAP (as defined below) of the ordinary shares during the five consecutive trading days following the date of an advance notice from us (provided such VWAP is greater than or equal to 90% of the last closing price of the ordinary shares at the time of delivery of the advance notice). Once presented with an advance notice, YA Global is required to purchase the number of shares specified in the advance notice. Each such notice may be for an amount of ordinary shares not to exceed $500,000. "VWAP" means, as of any date, the daily dollar volume-weighted average price for such security as reported by Bloomberg, LP.

In accordance with applicable Commission guidelines, the dollar amount of the ordinary shares that we may sell to YA Global under the SEDA was less than one-third of our public float at the time of the execution of the SEDA. In the event that the number of ordinary shares that we have registered for sale by YA Global under the registration statement of which this prospectus forms a part results in proceeds to us of less than $2,000,000, we will need to file one or more additional registration statements covering additional shares to make up the shortfall that are declared effective by the Commission before we can sell such additional shares to YA Global under the SEDA.

As of February 11, 2014, the aggregate market value of our outstanding ordinary shares held by non-affiliates was $9,139,106, based on 1,298,215 outstanding ordinary shares, of which 1,159,785 are held by non-affiliates, and a per share price of $7.88, based on the closing sale price of our ordinary shares on January 22, 2014.

There is no arrangement for funds to be received in an escrow, trust or similar arrangement. In connection with any advance notice, if any portion of an advance would cause the beneficial ownership of our then outstanding ordinary shares by YA Global to exceed 9.99% or to exceed the aggregate offering price or number of ordinary shares available for issuance pursuant to this prospectus, then such portion shall automatically be deemed to be withdrawn by us with no further action required by us.

We have paid to YA Global a commitment fee of 13,711ordinary shares. We may terminate the SEDA at any time upon prior notice to YA Global, as long as there are no advances outstanding and we have paid to YA Global all amounts then due. A copy of the SEDA is attached as Exhibit 99.2 to our Current Report on Form 6-K as filed with the Commission on February 6, 2014, which is incorporated by reference into the registration statement of which this prospectus forms a part.

The table below sets forth certain information concerning the number of ordinary owned by the selling shareholder as of February 11, 2014, and the number of ordinary shares that may be offered from time to time by the selling shareholder under this prospectus. Because the selling shareholder may offer all or some portion of the ordinary shares, BOS has assumed for the purposes of the table below that the selling shareholder will sell all of the ordinary shares offered.

	Shares Owned or Underlying Convertible Securities Prior to Offering			Shares Being Offered		Shares Beneficially Owned After the Offering (1)
	Number	Percent (2)				Number	Percent (2)
YA Global Master SPV Ltd.(3)	333,671	20.7	%(4)	317,460	(5)	16,211	1.0%

(1) It is assumed that all of the shares being offered to YA Global under this Registration Statement have been sold.
(2) Calculated based upon 1,298,215 ordinary shares outstanding as of February 11, 2014.
(3) YA Global is the investor under the SEDA. All investment decisions and control of YA Global are made and held by its investment manager, Yorkville Advisors, LLC (“Yorkville Advisors”). Mr. Mark Angelo, the portfolio manager of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. YA Global has informed us that it is an “underwriter” within the meaning of the Securities Act, and to the best of our knowledge, no other underwriter or person has been engaged to facilitate the sale of ordinary shares in this offering.
(4) YA Global owns 16,211 ordinary shares as of the date of the registration statement of which this prospectus is a part, but we are registering for resale by it an additional 317,460 ordinary shares that may be acquired by it under the SEDA. Please see note 6 below for further information.
(5) The total number of shares that may be issued and sold to YA Global under the SEDA depends on the prevailing market price at the time of such sales and is not currently determinable, but is limited to a value of $2,000,000 and subject to the other terms and conditions of the SEDA. The number of shares sold under the SEDA to YA Global may be greater than 317,460 which is the total number of shares that YA Global may sell from time to time under this prospectus. In the event that the number of ordinary shares that we have registered for sale by YA Global under the registration statement of which this prospectus forms a part results in proceeds to us of less than $2,000,000, we will need to file one or more additional registration statements covering additional shares to make up the shortfall that are declared effective by the Commission before we can sell such additional shares to YA Global under the SEDA.

PLAN OF DISTRIBUTION

The selling shareholder of the ordinary shares and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its ordinary shares on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell shares under Rule 144 under the Securities Act), if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the ordinary shares or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Because the selling shareholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholder.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling shareholder without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Expenses, Indemnification

We will not receive any of the proceeds from the sale of the ordinary shares sold by the selling shareholder and will bear all expenses related to the registration of this offering but will not pay for any commissions, fees or discounts, if any, We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

 Supplements

In the event of a material change in the plan of distribution disclosed in this prospectus, the selling shareholder will not be able to effect transactions in the shares pursuant to this prospectus until such time as a post-effective amendment to the registration statement is filed with, and declared effective by, the SEC.

Regulation M

We have informed the selling shareholder that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our ordinary shares. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our ordinary shares from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling shareholder and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our ordinary shares except for the purpose of preventing or retarding a decline in the open market price of the ordinary shares. None of these persons may affect any stabilizing transaction to facilitate any offering at the market.

We have also advised the selling shareholder that it should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of ordinary shares by the selling shareholder, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling shareholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our ordinary shares while such selling shareholder is distributing shares covered by this prospectus. Regulation M may prohibit the selling shareholder from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the SEDA. We have advised the selling shareholder that it should consult with its own legal counsel to ensure compliance with Regulation M.

DESCRIPTION OF ORDINARY SHARES

The following is a summary description of our ordinary shares under our Articles of Association.

Dividend and Liquidation Rights.

All holders of paid-up ordinary shares of the Company have an equal right to participate in a distribution of (i) dividends, whether by cash or by bonus shares; (ii) Company assets; and (iii) the Company’s surplus assets upon winding up, all pro rata to the nominal value of the shares held by them.

  The Board of Directors may issue shares and other securities, which are convertible or exercisable into shares, up to the limit of the Company’s authorized share capital.

  The Company’s Board of Directors is the organ authorized to decide upon the distribution of dividends or bonus shares.

Voting, Shareholders’ Meetings, Notices and Resolutions.

Holders of paid-up ordinary shares have one vote for each share held on all matters submitted to a vote of shareholders. Such voting rights may be affected in the future by the grant of any special voting rights to the holders of a class of shares with preferential rights.

  The quorum required for a general meeting of shareholders (whether annual or special) consists of at least two shareholders present in person or by proxy/voting instrument and holding, or representing, at least 33⅓% of the voting rights of the issued share capital. A meeting adjourned for lack of quorum shall be postponed by one week, to the same day, time and place, or to a later time if stated in the invitation to the meeting or in the notice of the meeting. The quorum for the commencement of the adjourned meeting shall be any number of participants.

  Unless otherwise determined by the Israeli Companies Law 1999 or the Company’s Articles of Association, a resolution requires approval by the holders of a majority of the shares represented at the meeting, in person or by proxy, and voting thereon.

  The Companies Law 1999 requires that certain transactions, actions and arrangements be approved by shareholders, including (i) arrangements with a director as to the terms of his office and compensation and arrangements for insurance, exemption and indemnity of directors; (ii) certain Extraordinary Transactions (as defined in the Companies Law) of the Company with its controlling shareholders or any Extraordinary Transaction in which a controlling shareholder has a personal interest; (iii) certain private placements; and (iv) any action or Extraordinary Transaction in which the majority of the members of the Board of Directors have a personal interest.

  Each shareholder of record is entitled to receive at least a 21 day prior notice of shareholders’ meetings. The accidental omission to give notice of a meeting to any member, or the non-receipt of notice sent to such member, shall not invalidate the proceedings at such meeting. For purposes of determining the shareholders entitled to notice and to vote, the Board of Directors may fix a record date subject to the provisions of the law. Currently, Israeli law provides that the record date not be any earlier than 40 days prior to the meeting.

Transfer of Shares.

Subject to applicable securities laws, fully paid ordinary shares may be transferred freely. The transfer of ordinary shares not fully paid up requires the approval of the Board of Directors.

Modification of Class Rights.

Subject to the provisions of any law, the rights attached to any class (unless otherwise provided by the terms of issue of such class), such as voting, rights to dividends and the like, may be altered after a resolution is passed by the Company, with the approval of a resolution passed by a majority of the voting power present by person or proxy and voting hereon at a general meeting of the holders of the shares of such class, or the written agreement of all the class holders. The rights vested in the holders of shares of a particular class that were issued with special rights shall not be deemed to have been altered by the creation or issue of further shares ranking equally with them, unless otherwise provided in such shares’ issue terms.

Election of Directors.

The Company’s directors are elected by the shareholders at a shareholders’ meeting. The ordinary shares do not have cumulative voting rights in the election of directors. The holders of ordinary shares conferring more than 50% of the voting power present by person or by proxy at the shareholders’ meeting, have the power to elect the directors. The directors elected shall hold office until the next annual meeting, or sooner if they cease to hold office pursuant to the provisions of the Company’s Articles. In addition, the Board of Directors may appoint a director (to fill a vacancy or otherwise) between shareholder meetings, and such appointment shall be valid until the next annual meeting or until such appointee ceases to hold office pursuant to the provisions of the Company’s Articles. In compliance with the Companies Law, the Company has two external directors. The external directors are also appointed by the shareholders and their term of office is three years.

OFFERING EXPENSES

   The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except for the SEC registration fee. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

SEC registration fees	$273.34
Legal fees, Audit Fees and expenses	$10,000.00
Miscellaneous expenses	$5,000.00
TOTAL	$15,273.34

VALIDITY OF SECURITIES

The validity of the ordinary shares offered in this prospectus, will be passed upon for us by Amit, Pollak, Matalon & Co., our Israeli counsel. Certain other legal matters relating to United States law will be passed upon for us by Phillips Nizer LLP, New York, New York.

EXPERTS

Our consolidated financial statements, included in Annual Report on Form 20-F for the fiscal year ended December 31, 2012, have been audited by Kost Forer Gabbay & Kasierer, independent registered public accounting firm and a member of Ernst & Young Global as set forth in their report included therein.

Such consolidated statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by April 30 of each year.

The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 100 F. Street, N.E., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and our officers, directors and principal shareholders are exempt from the "short-swing profits" reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with or submit to it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with or submitted to the SEC will update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

(a)	Our annual report on Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on April 30, 2013. (SEC File No. 001-14184);
(b)
The description of our ordinary shares contained in our registration statement on Form 8-A filed with the SEC on December 18, 2006, including any amendment or report filed which updates such description; and

(c)	Our reports on Form 6-K filed with the SEC on May 23, 2013; on August 28, 2013; and on December 2, 2013.

In addition, any reports on Form 6-K submitted to the SEC by the registrant pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part and all subsequent annual reports on Form 20-F filed after the effective date of this registration statement and prior to the termination of this offering and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to:

B.O.S. Better Online Solutions Ltd.
20 Freiman Street Rishon LeZion, 75100, Israel
Tel.:	(+972) 3-954-1000
Fax:	(+972) 3-954-1001
Attn.:	Eyal Cohen, CFO

ENFORCEABILITY OF CIVIL LIABILITIES

All of our directors and most of our officers reside outside of the United States. It may be difficult to enforce civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

●	the judgment is enforceable in the state in which it was given;
●	adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;
●	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the State of Israel;
●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and
●	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

Our subsidiary, Ruby-tech Inc. is our agent to receive service of process in any action against us in any competent court of the United States arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

BOS BETTER ONLINE SOLUTIONS LTD.

317,460 of our Ordinary Shares offered by Selling Shareholders

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Israeli Companies Law-1999, or the Companies Law, and the Israeli Securities Law – 1968, or the Securities Law, provides that a company may include in its articles of association provisions allowing it to:

1.
partially or fully, exempt in advance, an office holder of the company from his/her responsibility for damages caused by the breach of his/her duty of care to the company, except for damages caused to the Company due to any breach of such office holder's duty of care towards the company in a “distribution” (as defined in the Companies Law).

2.
enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his/her capacity as an office holder of the company with respect to the following:

(a)	the breach of his/her duty of care to the company or any other person;

(b)
the breach of his/her fiduciary duty to the company to the extent he/she acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company;

(c)	monetary liabilities or obligations which may be imposed upon him/her in favor of other persons;

(d)
reasonable litigation expenses, including attorneys fees, incurred by the officer as a result of an ongoing administrative enforcement proceeding instituted against him in accordance with the Securities Law; and

(e)	a payment imposed on the office holder in favor of an injured party as set forth in the Securities Law.

3.	indemnify an office holder of the company for:

(a)
monetary liabilities or obligations imposed upon, or actually incurred by, such officer holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, by reason of acts or omissions of such office holder in his or her capacity as an office holder of the company;

(b)
reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require criminal intent in which he/she was convicted, in each case by reason of acts or omissions of such office holder in his or her capacity as an office holder; and

(c)
reasonable litigation expenses, including attorneys’ fees, actually incurred by such office holder due to an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, and that was finalized without the filing of an indictment against such office holder and without any financial obligation imposed on such office holder in lieu of criminal proceedings, or that was finalized without the filing of an indictment against such office holder but with financial obligation imposed on such office holder in lieu of criminal proceedings of a crime which does not require proof of criminal intent, in each case by reason of acts of such office holder in his or her capacity as an office holder of the company;

(d)
expenses, including reasonable litigation expenses and attorneys’ fees, actually incurred by such office holder as a result of a proceeding instituted against such office holder in relation to infringements that may impose financial or administrative sanctions under the Securities Law; and

(e)	payments made by the office holder to an injured party ordered by the Administrative Enforcement Committee pursuant to an infringement under the Securities Law.

The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

i.
sub-section 3(a) above, provided such undertaking is limited to and actually sets forth the occurrences, which, in the opinion of the company’s board of directors based on the current activity of the company, are, at the time such undertaking is provided, foreseeable, and to an amount and degree that the board of directors has determined is reasonable for such indemnification under the circumstances; and

ii.	sub-sections 3(b) and 3(c) above.

The Securities Law provides that a company’s articles of association may provide that a company may undertake to indemnify an office holder in advance, as described in sub-sections 3(d) and 3(e) above.

The Companies Law and Securities Law provide that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

1.	a breach of his/her fiduciary duty, except to the extent described in sub-section 2(b) above;

2.
a breach of his/her duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences, except if such breach is done only with negligence;

3.	an act or omission done with the intent to unlawfully realize personal gain;

4.	a fine or monetary settlement imposed upon him/her; or

5.	an administrative proceeding instituted against the officer holder under the Securities Law, except as described in sub-sections 3(d) and 3(e) above.

Under the Companies Law, the term "office holder" may include a general manager or chief executive officer, executive vice president, vice president or any other managers directly subordinate to the general manager or chief executive officer and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title, or a director.

The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company generally requires, pursuant to the Companies Law, the approval of our compensation committee and board of directors, and, in certain circumstances, including, inter alia, if the office holder is a director or chief executive officer, or if the proposed grant of exemption, undertaking to indemnify, or insurance coverage deviates from an approved office holder compensation policy, the approval of our shareholders.

We have entered into an insurance contract for directors and officers and have procured indemnification insurance for our office holders to the extent permitted by our articles of association. We have never had the occasion to indemnify any of our office holders.

ITEM 9. EXHIBITS

Exhibit No.	Incorporated by Reference (1)	Description

4.1	99.2	Standby Equity Distribution Agreement dated as of February 3, 2014 between YA Global Master SPV Ltd. and the Company
4.2	99.3	Note Purchase Agreement dated as of February 3, 2014 between YA Global Master SPV Ltd. and the Company
5.1*		Opinion of Amit, Pollak, Matalon & Co., Israeli counsel for B.O.S Better Online Solutions Ltd., as to the validity of the ordinary shares.
23.1*		Consent of Amit, Pollak, Matalon & Co. (included in Exhibit 5.1).
23.2*		Consent of Kost Forer Gabbay & Kasierer, a Member Firm of Ernst & Young Global.
24.1*		Power of Attorney

* Filed herewith. (1) Incorporated by reference to the Company’s Report on Form 6-K filed with the SEC on February 6, 2014.

ITEM 10. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section l5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section l5(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 8. Indemnification of Directors and Officers" above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Rishon LeZion, in the State of Israel, on February 13, 2014.

B.O.S. Better Online Solutions Ltd.

By:	/s/ Yuval Viner	/s/ Eyal Cohen
Name:	Yuval Viner	Eyal Cohen
Title:	Chief Executive Officer	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Yuval Viner and Eyal Cohen, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Edouard Cukierman	Chairman of the Board of Directors	February 12, 2014
Mr. Edouard Cukierman

/s/ Yuval Viner Mr. Yuval Viner	Chief Executive Officer (Principal Executive Officer)	February 12, 2014

/s/ Eyal Cohen Mr. Eyal Cohen	Chief Financial Officer (Principal Financial and Accounting Officer)	February 12, 2014

/s/ Mr. Avidan Zelicovsky	President	February 12, 2014
Mr. Avidan Zelicovsky

/s/ Ronen Zavlik	Director	February 13, 2014
Mr. Ronen Zavlik

/s/ Orit Nir Schwartz	Director	February 13, 2014
Ms. Orit Nir Schwartz

/s/ David Golan	Director	February 12, 2014
Mr. David Golan

/s/ Luis Gutierrez Roy	Director	February 12, 2014
Mr. Luis Gutierrez Roy